Dryden Index Series Fund
For the annual period ended 9/30/07
File number 811-06677

Dryden Stock Index Fund, a series of
Dryden Index Series Fund

Supplement dated June 19, 2007 to the
Statement of Additional Information dated December 1, 2006

This supplement sets forth certain changes to the Statement of Additional Information of the Dryden Index Series Fund
(the Trust) dated December 1, 2006 with respect to its series, the Dryden Stock Index Fund (the Fund).The following should be read in conjunction with the Fund's Statement of Additional Information and should be retained for future reference.

1. The following replaces the last paragraph and the table in the Fund's Statement of Additional Information under the section
"Management and Advisory Arrangements-Manager."

Fees payable under the Management Agreement are computed daily and paid monthly. The table below sets forth the applicable fee rate and the approximate management fees received by Prudential Investments LLC (PI) from the indicated
Fund(s) for the indicated fiscal years.

Management Fees Paid by the Fund
Fund Name
Fee Rate
2006
2005
2004
Dryden Stock Index Fund
0.30% up to and including $1 billion; 0.25% over $1
billion*
$4,934,565
$5,550,356
$6,957,919

* Effective June 1, 2007 to January 31, 2009, the Fund's manager has agreed to contractually waive a portion of its management fee so that the effective management fee for the Fund will be .08 of 1% of the average daily net assets of the Fund.

2. The following replaces the last paragraph and the table in the Fund's Statement of Additional Information under the section "Management and Advisory Arrangements-Subadviser(s)."
The table below sets forth the applicable fee rate(s) and the approximate subadvisory fees received by the Subadviser(s) from PI for the indicated fiscal years:

Subadvisory Fees Paid by PI
Fund Name & Subadviser
Fee Rate
2006
2005
2004
Dryden Stock Index Fund Subadviser: Quantitative Management
Associates LLC
..15 of 1% *
$2,660,739
$3,030,214
$3,589,131

* Effective June 1, 2007 to January 31, 2009, the Fund's subadviser has agreed to voluntarily waive a portion of its subadvisory fee so that the effective subadvisory fee paid to the subadviser will be .08 of 1% of the average daily net assets of the Fund.


LR00171